Filed Pursuant to Rule 433

Registration No. 333-168171

October 24, 2012

Supplementing the Preliminary

Prospectus Supplement dated October 24, 2012

(To Prospectus dated September 17, 2010)

Final Pricing Term Sheet

0.900% Senior Notes Due 2015
Issuer:	Marathon Oil Corporation
Security:	0.900% Senior Notes due 2015
Size:	$1,000,000,000
Maturity:	November 1, 2015
Coupon:	0.900%
Price to Public:	99.988%
Yield to Maturity:	0.904%
Spread to Benchmark Treasury:	+50bp
Benchmark Treasury:	0.250% due 10/15/2015
Benchmark Treasury Yield:	0.404%
Interest Payment Dates:	May 1 and November 1, commencing May 1, 2013
Make-Whole Call:	T+10bp
Settlement:	October 29, 2012, T+3
CUSIP:	565849 AJ5
Denomination:	$1,000 and increments of $1,000 in excess thereof
Anticipated Ratings:	Moody’s: Baa2 S&P: BBB Fitch: BBB
Joint Book-Running Managers:	Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBS Securities Inc. and UBS Securities LLC
Co-Managers:

DNB Markets, Inc.

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Lloyds Securities Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

SMBC Nikko Capital Markets Limited

SG Americas Securities, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

Loop Capital Markets LLC

Standard Chartered Bank

Certain of the underwriters are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, J.P. Morgan Securities LLC collect at 1-212-834-4533, RBS Securities Inc. toll-free at 1-866-884-2071 or UBS Securities LLC toll-free at 1-877-827-6444 ext. 561 3884.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

2.800% Senior Notes Due 2022
Issuer:	Marathon Oil Corporation
Security:	2.800% Senior Notes due 2022 (the “2022 Notes”)
Size:	$1,000,000,000
Maturity:	November 1, 2022
Coupon:	2.800%
Price to Public:	99.757%
Yield to Maturity:	2.828%
Spread to Benchmark Treasury:	+105bp
Benchmark Treasury:	1.625% due 8/15/2022
Benchmark Treasury Yield:	1.778%
Interest Payment Dates:	May 1 and November 1, commencing May 1, 2013
Make-Whole Call:	T+20bp
Par Call:	If the 2022 Notes are redeemed on or after August 1, 2022, the Issuer will pay a redemption price equal to 100% of the principal amount of the 2022 Notes redeemed.
Settlement:	October 29, 2012, T+3
CUSIP:	565849 AK2
Denomination:	$1,000 and increments of $1,000 in excess thereof
Anticipated Ratings:	Moody’s: Baa2 S&P: BBB Fitch: BBB
Joint Book-Running Managers:	Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBS Securities Inc. and UBS Securities LLC
Co-Managers:

DNB Markets, Inc.

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Lloyds Securities Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

SMBC Nikko Capital Markets Limited

SG Americas Securities, LLC

BNY Mellon Capital Markets, LLC

Comerica Securities, Inc. Deutsche Bank Securities Inc. Fifth Third Securities, Inc. Goldman, Sachs & Co. Loop Capital Markets LLC Standard Chartered Bank
Certain of the underwriters are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, J.P. Morgan Securities LLC collect at 1-212-834-4533, RBS Securities Inc. toll-free at 1-866-884-2071 or UBS Securities LLC toll-free at 1-877-827-6444 ext. 561 3884.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.